EXHIBIT 10.43

SECOND AMENDMENT

TO

ANDREW CORPORATION

MANAGEMENT INCENTIVE PROGRAM

WHEREAS, Andrew Corporation (the “Company”) maintains the Andrew Corporation Management Incentive Program (the “Program”); and

WHEREAS, it is now deemed desirable to amend the Program to clarify that certain acquisitions will not be deemed to be a Change in Control under the Program and to conform the definition to that used in the Company’s other plans;

NOW, THEREFORE, by virtue and in exercise of the amending authority reserved to the Board of Directors pursuant to Section 8 of the Program, the Program is hereby amended by deleting the definition of “Change-in-Control” contained in Section 2 of the Program and substituting the following therefor:

“ ‘Change-in-Control’: Any of the following events: (i) the merger or consolidation of the Company with any other corporation following which the holders of the Company’s common stock immediately prior thereto hold less than 60% of the outstanding common stock of the surviving or resulting entity; (ii) the sale of all or substantially all of the assets of the Company to any person or entity other than a wholly-owned subsidiary; (iii) any person or group of persons acting in concert, or any entity, becomes the beneficial owner, directly or indirectly, of more than 20% of the Company’s outstanding common stock, other than an acquisition of more than 20%, in one or more transactions, of the Company’s outstanding common stock by (a) a passive institutional investor where such investor is eligible pursuant to Rule l3d-1(b) of the Exchange Act to, and does, file a report of ownership on Schedule 13G with the Securities and Exchange Commission, (b) a trustee or other fiduciary of an employee benefit plan maintained by the Company, or (c) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company; (iv) those individuals who, as of the close of the most recent annual meeting of the Company’s stockholders, are members of the Board of Directors (the ‘Existing Directors’) cease for any reason to constitute more than 50% of the Board of Directors. For purposes of the foregoing, a new director will be considered an Existing Director if the election, or nomination for election by the Company’s stockholders, of such new director was approved by a vote of a majority of the Existing Directors. No individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest subject to Rule 14a-l1 under the Exchange Act or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors, including by reason of any agreement intended to avoid or settle any election proxy contest; or (v) the stockholders of the Company adopt a plan of liquidation.”

*         *         *

I, James F. Petelle, as Vice President and Secretary of Andrew Corporation, hereby certify that the foregoing amendment is consistent with resolutions adopted by the Board of Directors on May 14, 2004 and that such resolutions have not been changed or rescinded since such date.

Dated this 14 day of May, 2004.

James F. Petelle
Vice President and Secretary